UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PRE-PAID LEGAL SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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IMPORTANT MERGER INFORMATION

June 2, 2011

Dear Fellow Shareholder:

     Last month we mailed proxy materials to you in connection with a special meeting of shareholders being held on June 21, 2011 to allow shareholders to vote on our proposed merger with PPL Acquisition Corp., an affiliate of MidOcean Associates, for $66.50 in cash, without interest, for each share of our common stock owned by you.

OUR RECORDS INDICATE THAT YOU HAVE NOT YET VOTED

     Our board of directors, acting on the unanimous recommendation of a special committee composed of disinterested and independent directors, unanimously approved the merger agreement, determined that the merger agreement and the merger are fair to and in the best interests of the Company and its shareholders, and directed that the merger agreement be submitted to our shareholders for their adoption. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement at the special meeting and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

YOUR VOTE IS VERY IMPORTANT

     The proposal to adopt the merger agreement must be approved by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting. If you do not return your proxy card, submit a proxy via the Internet or by telephone or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement.

     Even if you plan to attend the special meeting, we urge you to promptly submit a proxy for your shares via the Internet or by telephone (by following the instructions on the enclosed proxy card) or by completing, signing, dating and returning the enclosed proxy card.

     If you have any questions or need assistance voting your shares of our common stock, please contact MacKenzie Partners, Inc., our proxy solicitor, by calling (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or emailing proxy@mackenziepartners.com.

     If you have recently voted, please disregard this reminder and thank you for your attention to this important matter.

     On behalf of your board of directors, thank you for your continued support.

Sincerely,

Harland C. Stonecipher
Chairman of the Board
Pre-Paid Legal Services, Inc.